Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES PROFITABLE FOURTH QUARTER AND
FISCAL YEAR 2011 RESULTS

Plymouth, Michigan, August 24, 2011 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $16.0 million and net income of $545,000, or $0.06 per diluted share for its fiscal 2011 fourth quarter ending June 30, 2011.  That compares with sales of $16.0 million, net income of $553,000, or $0.06 per diluted share for the quarter ended June 30, 2010.  For the full fiscal year 2011, net sales increased by 13.7% to $59.3 million, with net income of $1.8 million, or $0.20 per diluted share.  This compares with net sales of $52.1 million and a net loss of $805,000, or a loss of $0.09 per diluted share, for the twelve months ended June 30, 2010.

“We are very pleased with our fourth quarter and fiscal year 2011 financial results,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “Our fourth quarter revenue, at $16.0 million, and operating income of $625,000 exceeded our expectations.  Our gross margin for the quarter was 43.1% and, in addition, our gross margin percentage was higher in each quarter of fiscal 2011 than it was in the comparable quarter in fiscal 2010.  During the quarter we repurchased 211,720 shares of our stock for approximately $1,352,000, at an average price of $6.39 per share, under our ongoing stock repurchase plan.”

Harry Rittenour, President and Chief Executive Officer, added, “The Perceptron global team did a great job delivering results in fiscal 2011.  Our business continued to grow and strengthen in the fourth quarter.  Our backlog and financial position are also both very strong.  As a result, we have a solid foundation as we enter fiscal year 2012.  The Industrial Business Unit (IBU) continued to show that it is recovering very well.  In IBU, we continued to work on the development of Helix where we have made important progress.  We expect to begin field installations of our first Helix product in the first half of fiscal 2012, with additional products to be released in phases in the future. In the fourth quarter, our Commercial Products Business Unit (CBU) made initial shipments of the Greenlee FF100 and FF200 products and we continued shipments of the Bosch PS90 and PS91 products.  In the first quarter of fiscal 2012, we began shipping our new 16 meter Imager Reel and new Line Finder products to Rothenberger.  We expect to begin shipping a new product to Snap-on either late in the first quarter or early in the second quarter of fiscal year 2012.”

Highlights of Operations

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU).  Segment and geographic information on sales, bookings and backlog for the fourth quarters and fiscal years of 2011 and 2010 is provided in the tables below:

SALES
(all numbers in millions)
By Segment	Fourth Quarter Ending June 30			Twelve months Ending June 30
	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$14.1	$12.0	$2.1	$50.9	$40.2	$10.7
CBU	1.9	4.0	(2.1)	8.4	11.9	(3.5)
Total Sales	$16.0	$16.0	$0.0	$59.3	$52.1	$7.2

By Location
Americas	$7.9	$9.5	$(1.6)	$28.8	$26.2	$2.6
Europe	5.8	3.8	2.0	22.7	20.3	2.4
Asia	2.3	2.7	(0.4)	7.8	5.6	2.2
Total Sales	$16.0	$16.0	$0.0	$59.3	$52.1	$7.2

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 24, 2011

BOOKINGS
(all numbers in millions)
By Segment	Fourth Quarter Ending June 30			Twelve months Ending June 30
	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$12.4	$12.0	$0.4	$58.0	$41.5	$16.5
CBU	2.1	3.5	(1.4)	7.7	13.2	(5.5)
Total Bookings	$14.5	$15.5	$(1.0)	$65.7	$54.7	$11.0

By Location
Americas	$4.8	$8.3	$(3.5)	$30.3	$29.2	$1.1
Europe	5.1	5.0	0.1	23.1	17.3	5.8
Asia	4.6	2.2	2.4	12.3	8.2	4.1
Total Bookings	$14.5	$15.5	$(1.0)	$65.7	$54.7	$11.0

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG
(all numbers in millions)
By Segment	Fourth Quarter Ending June 30
	Fiscal 2011	Fiscal 2010	Change
IBU	$23.9	$16.8	$7.1
CBU	2.5	3.2	(0.7)
Total Backlog	$26.4	$20.0	$6.4

By Location
Americas	$10.1	$8.6	$1.5
Europe	8.6	8.2	0.4
Asia	7.7	3.2	4.5
Total Backlog	$26.4	$20.0	$6.4

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Fourth Quarter Results

Sales were level with the fourth quarter of last year, with both quarters representing strong sales levels.  The $2.1 million increase in IBU sales occurred principally in Europe where sales were higher in Euros, and were also increased by the strength of the Euro to the U.S. Dollar in the fourth quarter this year compared to last year. The decline in CBU sales related principally to lower sales in the plumbing and mechanics markets that were partially offset by sales in the construction market.

Bookings in the quarter were $1.0 million lower than in the fourth quarter of fiscal year 2010.  The decrease occurred in CBU and was primarily related to lower orders in the plumbing market.  In IBU, an increase in bookings in Asia was offset by a reduction in bookings in the Americas.

The Company’s backlog on June 30, 2011 was $6.4 million higher than at June 30, 2010.  IBU’s backlog remains very strong, at $23.9 million, and reflects strong booking levels in Asia in the fourth quarter.  This backlog, together with IBU’s record backlog of $25.7 million at the end of the third quarter of fiscal 2011, represents IBU’s two largest backlogs since the first quarter of fiscal year 1999.  CBU’s backlog decreased by $700,000 from the same period last year due to fewer open orders at June 30, 2011 in the construction and plumbing markets.

August 24, 2011

Gross margin increased by approximately $1.9 million, or 37.3%, on sales that were level with those in the fourth quarter one year ago.  The gross margin was 43.1% in the fourth quarter this year compared to 31.4% last year.  Both IBU and CBU had higher gross margin percentages in the fourth quarter this year compared to last year.

Selling, general, and administrative (SG&A) expenses were approximately $667,000, or 18.1%, higher than in the fourth quarter of fiscal 2010.  The increase was primarily due to higher salary and personnel related costs, profit sharing expense, legal fees, and the effect of the stronger Euro relative to the U.S. Dollar in the fourth quarter this year compared to last year.

Engineering, research and development expenses were approximately $318,000 lower, or 14.1% less in the fourth quarter this year compared to the fourth quarter one year ago.  The decrease was primarily due to lower salary and personnel related costs, lower engineering materials expense, and less use of outside contractors in the fourth quarter this year compared to the fourth quarter last year.

Balance Sheet Highlights

The Company’s balance sheet at June 30, 2011 strengthened compared to June 30, 2010.  As of June 30, 2011 the Company had $24.8 million in cash and short term investments, no debt, and shareholders’ equity of $55.5 million, or $6.48 per share. Total shares outstanding at June 30, 2011 were approximately 8,566,000. During fiscal year 2011, the Company’s cash and short-term investments increased by approximately $4.7 million, despite repurchasing approximately $3.2 million of the Company’s stock pursuant to the stock repurchase plan instituted in November 2010.  For the fiscal year, the Company repurchased 517,945 shares at an average price of approximately $6.13 per share.

Financial Outlook

Harry Rittenour commented, “Looking to fiscal year 2012, revenue in the first quarter is expected to be in a similar range to the first quarter of fiscal year 2011. IBU is expected to have another profitable year while CBU revenue growth remains a challenge to forecast, because we have little or no experience in sell-through and reorder rates with CBU’s three new customers.  We also remain cautious about the impact that the ongoing, uncertain global economic picture may have on our fiscal 2012 results. Our Company’s outlook is positive and we continue to expect revenue growth of approximately 10% in fiscal year 2012.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its fourth quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, August 25, 2011 at 10:00 AM (EDT).  Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=81932
Conference Call	888 539-3686 (domestic callers) or
719 325-2316 (international callers)
Conference ID	5493185

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, August 25, 2011.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	5493185

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

August 24, 2011

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services.  Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2012, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, and the impact of repurchases on the Company’s common stock.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro.  Currency exchange rates are subject to significant fluctuations, due to a number of

August 24, 2011

factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Operating Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Sales	$16,043	$16,033	$59,271	$52,141
Cost of Sales	9,129	10,996	34,056	33,374
Gross Profit	6,914	5,037	25,215	18,767
Selling, General and Administrative Expense	4,348	3,681	14,906	14,902
Engineering, Research and Development Expense	1,941	2,259	8,165	7,304
Operating Income (Loss)	625	(903)	2,144	(3,439)
Interest Income, net	73	52	233	228
Foreign Currency and Other	230	53	484	214
Income (Loss) Before Income Taxes	928	(798)	2,861	(2,997)
Income Tax Benefit (Expense)	(383)	1,351	(1,035)	2,192
Net Income (Loss)	$545	$553	$1,826	$(805)

Income (Loss) Per Share
Basic	$0.06	$0.06	$0.21	$(0.09)
Diluted	$0.06	$0.06	$0.20	$(0.09)

Weighted Average Common Shares Outstanding
Basic	8,657	8,954	8,879	8,923
Diluted	8,838	9,073	9,050	8,923

Condensed Balance Sheets	June 30,	June 30,
	2011	2010
Cash and Cash Equivalents	$12,105	$9,789
Short-term Investments	12,697	10,278
Receivables, net	17,548	16,739
Inventories, net	6,773	6,551
Other Current Assets	5,064	4,165
Total Current Assets	54,187	47,522

Property and Equipment, net	6,233	5,931
Long-term Investments	2,192	2,192
Deferred Tax Asset	7,379	9,008
Total Non-Current Assets	15,804	17,131

Total Assets	$69,991	$64,653

Current Liabilities	$14,511	$11,177
Shareholders' Equity	55,480	53,476
Total Liabilities and Shareholders' Equity	$69,991	$64,653